31A Cert
31B Cert
32A Cert
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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-KSB/A

(Mark One)
[X] Annual report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended **December 31, 2003**

[ ] Transition report under Section 13 or 15(d) of the Securities Exchange Act of 1934 (*No fee required*) for the transition period from ____________ to

Commission file number: **000-29323**

Star Energy Corporation
(Name of Small Business Issuer in Its Charter)

Nevada	**87-0643634**
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1403 East 900 South Salt Lake City, Utah 84105
(Address of Principal Executive Offices) (Zip Code)

(801) 582-9609
(Issuer's Telephone Number, Including Area Code)

Securities registered under Section 12(b) of the Exchange Act:

Title of Each Class	Name of each Exchange on Which Registered
Common Stock ($0.001 Par Value)	None

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ✓ No ___

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB [_].

The registrant's total revenues for the year ended December 31, 2003 were $ 25,505.

The aggregate market value of the registrant's common stock, $0.001 par value (the only class of voting stock), held by non-affiliates is not available since Star Energy Corporation has no publicly traded market for its stock.

At January 31, 2005, the number of shares outstanding of the registrant's common stock, $0.001 par value (the only class of voting stock), was 6,312,500.

TABLE OF CONTENTS

PART I

Page

PART II

PART III

PART I

ITEM 1. DESCRIPTION OF BUSINESS

Corporate Organization

As used herein the term "Star" refers to Star Energy Corporation and its predecessors unless the context indicates otherwise. Star was incorporated as "Cairo Acquisitions, Inc." on December 7, 1999 in the State of Nevada. Star's name was changed to "Star Energy Corporation" on November 21, 2002.

Star's principal place of business is located at 1403 East 900 South, Salt Lake City, Utah 84105 and its telephone number is (801) 582-9609. The Company's registered statutory office is located at 920 Sierra Vista Drive, Las Vegas, Nevada 89109. Star is engaged in the exploration, development and production of oil and gas properties in Texas.

Star has no publically trading market for its common stock.

Description of Business

Star is an independent oil and natural gas producer involved in the exploration, development, production and sale of gas derived from properties located in Webb County, West Texas.

Star currently realizes production from a total of 8 oil and gas wells each with a 15% working interest and a 12% net revenue interest. The eight wells are on eight separate parcels of land spread over 680 acres of the Galvan Ranch. Depth of the producing intervals varies from 5,800 ft to 6,800 ft. within the Olmos sand reservoir. The producing interval within the Olmos sand reservoir where Star's wells are located has an average thickness ranging from 75 to 100 feet with an average porosity ranging from 10 to 14%.

Star prefers operating in Texas due to the relatively inexpensive drilling and completion operations, and the absence of poisonous gas often associated with oil and gas production. Recovery from producing wells is consistently evaluated, and cost-efficient work-over methods are often considered to improve the performance of the wells.

Star's interests in its wells are maintained and operated by Lewis Petro Properties, Inc. ("Lewis"), a local operator, under the terms of an Operating Agreement. Lewis maintains a varying interest in each of Star's wells.

The terms of the Operating Agreement grant to Lewis the exclusive right to conduct operations in respect to Star's interests in its wells in exchange for a monthly operating fee for each well and any other costs incurred in normal operation of the wells. Title to all machinery, equipment or other property attached to the wells under the Operating Agreement, as amended, belongs to each party in proportion to its interest in each well, as does any amount recovered as the result of salvaging machinery or equipment from the wells. Under the Operating Agreement, Lewis is permitted to make capital expenditures without notifying Star of the expense up to $25,000. Amounts to be spent over that amount require that notice be provided by Lewis to Star. Should Star wish to drill an additional well on the property under lease, it is required to notice all owners of the lease as to its intent to drill and notice the option to participate in new drilling. Should, other owners choose not to participate in the drilling costs, Star is entitled to recoup three hundred percent of the cost incurred in drilling the well from production before reverting to its minority interest on the lease. Abandonment of wells must be approved by the party holding a majority interest in the specific well to be abandoned.

Prior to drilling new wells a geological review of the prospective area would be made by Star in cooperation with Lewis to determine the potential for additional gas reserves. Star's consultants then review available geophysical data (generally seismic and gravity data) to further evaluate the area. After the evaluation of the geophysical data, if the target appears to contain significant accumulations of gas, Star then considers the economic feasibility of drilling the target. Significant accumulations of gas do not guarantee economic recovery because it depends on many factors such as how much it costs to drill and complete wells in a certain area, how close the wells are to pipelines and pipeline pressure, what the price of oil or gas is, how accessible the area is, whether the project is a developmental or wildcat prospect.

Star's working interest, is defined as interest in oil and gas that includes responsibility for all drilling, developing, and operating costs is 15%. Star's net revenue interest, is defined as that portion of gas production revenue after deduction of royalties, is 12%.

Star owns interests in 8 wells on eight separate parcels of land located on the Galvan Ranch in Webb County, Texas. The wells are identified as detailed below:

WELL NAME	WORKING INTEREST	NET REVENUE INTEREST
Ed Rachal "GC" #1	15%	12%
Ed Rachal "GC" #1A	15%	12%
Ed Rachal "GC" #2	15%	12%
Ed Rachal "GC" #3A	15%	12%
Ed Rachal #2	15%	12%
Ed Rachal #5	15%	12%
Ed Rachal #6	15%	12%
Ed Rachal "TIDE" #A1	15%	12%

Competition

The oil and gas business in Texas is highly competitive. Star competes with over 1,000 independent companies, many with greater financial resources and larger staffs than those available to Star. Texas hosts approximately 40 significant independent operators including Marathon Oil, Houston Exploration Company and Newfield Exploration Company with over 950 smaller operations with no single producer dominating the area. Major operators such as Exxon, Shell Oil, ConocoPhillips, Mobil and others that considered major players in the oil and gas industry retain significant interests in Texas. Star believes it can successfully compete against the independent companies by focusing its efforts on the efficient development of its leases in Texas by maximizing production without incurring a significant increase in operating costs.

Marketability

The product sold by Star, natural gas, is a commodity purchased by many distribution and retail companies. Crude oil can be easily sold whenever it is produced subject to transportation cost. Natural gas requires transportation from point of production to the purchaser by pipeline. One hundred percent of Star's current gas production interest is transported by pipelines.

Lewis sells all of Star's gas production interest to Houston Pipeline, Inc. The gas is sold on a monthly basis at a price determined by ninety three percent (93%) of the Houston Ship Price at the first day of each month. The Houston Ship Price is a gas pricing index based on the market price. Since acquiring the Galvan Ranch properties Star's gas production through the end of the current period has realized prices ranging from $4.26 MCF to $5.36 MCF.

Government Regulation of Exploration and Production

Star's gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases Star's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or interpreted differently by regulatory agencies, Star is unable to accurately predict the future cost or impact of complying with such laws.

Star's gas exploration and production operations are affected by state and federal regulation of gas production, federal regulation of gas sold in interstate and intrastate commerce, state and federal regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or pro-ration unit and the amount of gas available for sale, state and federal regulations governing the availability of adequate pipeline and other transportation and processing facilities, and state and federal regulation governing the marketing of competitive fuels. For example, a productive gas well may be "shut-in" because of an over-supply of gas or lack of an available gas pipeline in the areas in which Star may conduct operations. State and federal regulations generally are intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, control the amount of oil and gas produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies.

Many state authorities require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of gas. Such states also have ordinances, statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of gas properties, the regulation of spacing, plugging and abandonment of such wells, and limitations establishing maximum rates of production from gas wells. However, no Texas regulations provide such production limitations with respect to Star's operations.

Environmental Regulation

The recent trend in environmental legislation and regulation has been generally toward stricter standards, and this trend will likely continue. Star does not presently anticipate that it will be required to expend amounts relating to its gas production operations that are material in relation to its total capital expenditure program by reason of environmental laws and regulations, but because such laws and regulations are subject to interpretation by enforcement agencies and are frequently changed by legislative bodies, Star is unable to accurately predict the ultimate cost of such compliance for 2004.

Star is subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and areas containing threatened and endangered plant and wildlife species, and impose substantial liabilities for unauthorized pollution resulting from Star's operations.

The following environmental laws and regulatory programs appeared to be the most significant to Star's operations in 2003, and are expected to continue to be significant in 2004:

Clean Water and Oil Pollution Regulatory Programs.

The federal Clean Water Act ("CWA") regulates discharges of pollutants to surface waters. The discharge of crude oil and petroleum products to surface waters also is precluded by the Oil Pollution Act ("OPA"). Star's operations are inherently subject to accidental spills and releases of crude oil and drilling fluids that may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. Minor spills occur from time to time during the normal course of Star's production operations. Star maintains spill prevention control and countermeasure plans ("SPCC plans") for facilities that store large quantities of crude oil or petroleum products to prevent the accidental discharge of these potential pollutants to surface waters. As of December 31, 2003, Star had undertaken all investigative or remedial work required by governmental agencies to address potential contamination by accidental spills or discharges of crude oil or drilling fluids.

Clean Air Regulatory Programs. Star's operations are subject to the federal Clean Air Act ("CAA"), and state implementing regulations. Among other things, the CAA requires all major sources of hazardous air pollutants, as well as major sources of certain other criteria pollutants, to obtain operating permits, and in some cases, construction permits. The permits must contain applicable Federal and state emission limitations and standards as well as satisfy other statutory and regulatory requirements. The 1990 Amendments to the CAA also established new monitoring, reporting, and recordkeeping requirements to provide a reasonable assurance of compliance with emission limitations and standards. Star currently obtains construction and operating permits for its compressor engines, and is not presently aware of any potential adverse claims in this regard.

Waste Disposal Regulatory Programs. Star's operations generate and result in the transportation and disposal of large quantities of produced water and other wastes classified by EPA as "non-hazardous solid wastes". The EPA is currently considering the adoption of stricter disposal and clean-up standards for non-hazardous solid wastes under the Resource Conservation and Recovery Act ("RCRA"). In some instances, EPA has already required the clean up of certain non-hazardous solid waste reclamation and disposal sites under standards similar to those typically found only for hazardous waste disposal sites. It also is possible that wastes that are currently classified as "non-hazardous" by EPA, including some wastes generated during Star's drilling and production operations, may in the future be reclassified as "hazardous wastes". Because hazardous wastes require much more rigorous and costly treatment, storage, transportation and disposal requirements, such changes in the interpretation and enforcement of the current waste disposal regulations would result in significant increases in waste disposal expenditures by Star.

The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). CERCLA, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to have caused or contributed to the release or threatened release of a "hazardous substance" into the environment. These persons include the current or past owner or operator of the disposal site or sites where the release occurred and companies that transported disposed or arranged for the disposal of the hazardous substances under CERCLA. These persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Star is not presently aware of any potential adverse claims in this regard.

Texas Railroad Commission. The State of Texas has promulgated certain legislative rules pertaining to exploration, development and production of oil and gas that are administered by the Texas Railroad Commission. The rules govern permitting for new drilling, inspection of wells, fiscal responsibility of operators, bonding wells, the disposal of solid waste, water discharge, spill prevention, liquid injection, waste disposal wells, schedules that determine the procedures for plugging and abandonment of wells, reclamation, annual reports and compliance with state and federal environmental protection laws. Star believes that all wells in which it has an interest are operated by Lewis in a manner that is in compliance with these rules.

Star believes that all wells in which it has an interest which are operated by Lewis are in substantial compliance with current applicable U.S. federal, state and local environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse effect Star's financial position, cash flows or results of operations. There can be no assurance, however, that current regulatory requirements will not change, currently unforeseen environmental incidents will not occur or past non-compliance with environmental laws or regulations will not be discovered.

Employees

Star has no employees. Star's executive officers devote only such time to the affairs of Star as they deem appropriate, which is estimated to be approximately fifteen (15) hours per month. Star uses an independent operator, Lewis, to operate and manage its interests in gas production operations in Texas in addition to consultants, attorneys, and accountants as necessary.

ITEM 2. DESCRIPTION OF PROPERTY

Star maintains limited office space in an office owned by Ruairidh Campbell, Star's chief financial officer, for which Star pays no rent. This address is 1403 East 900 South, Salt Lake City, Utah 84105 and the phone number is (801) 582-9609. Star believes that its current office space will be adequate for the foreseeable future.

Star currently realizes production from a total of 8 oil and gas wells owning a 15% working interests and 12% net revenue interests in each well. Production is limited to gas.

Net annual gas production for the period from June 2003 to the end of the period amounted to net 5,048 MCF. The average sales price over this period was $4.68 per MCF. Star's average production costs over the comparable period, which include lifting costs, maintenance costs and severance taxes were $1.93 per MCF. Star owned 8 gross wells and 1.2 net wells in 2003. The wells are located on 680 gross acres, located in Webb County, Texas. The acreage is approximately 102 net acres. Star has no plans at this time to drill additional wells.

ITEM 3. LEGAL PROCEEDINGS

Star is currently not a party to any legal proceedings.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted to a vote of the security holders, through the solicitation of proxies or otherwise, during the fourth quarter ended December 31, 2003.

PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Star currently has no public trading market. Star may file a Form 15c-(2)(11) in an effort to obtain a quote on the NASD over-the-counter bulletin board to create a public market. Management believes that the creation of a public trading market for Star's securities would make Star a more attractive candidate for funding capital expenditures. However, there is no guarantee that Star would obtain a quote on the NASD over-the-counter bulletin board, or that a public market for Star's securities would develop, or, if such a market did develop, that it would continue, even if a quote on the NASD over the counter bulletin board was obtained.

Record Holders

As of January 31, 2005, there were one hundred and four (104) shareholders of record holding a total of 6,312,500 shares of common stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

The Company has not declared any dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company's ability to pay dividends on its common stock other than those generally imposed by applicable state law.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this report. Star's fiscal year end is December 31.

Star's short term strategy is to sustain a positive net cash flow from operations and to use this net cash flow to increase proved developed reserves and production. Star intends to focus on implementing improved production practices and recovery techniques in its efforts to realize net cash flow. Star believes that it can achieve reserve and production growth through the improved exploitation of its existing inventory of wells in Texas.

Once Star sustains positive net cash flow, its long term strategy is to pursue selective acquisitions of additional oil or gas properties or exploration projects. Star will consider opportunities located in proximity to its current operations as well as other projects in North America. However, historically Star has not been able to generate sufficient cash flow from operations to sustain operations and fund necessary exploration and development costs. Therefore, there can be no assurance that the wells currently producing will provide sufficient cash flows to maintain operations. Should Star be unable to generate sufficient cash flow from existing properties, Star may have to sell certain properties or interests in such properties or seek financing through alternative sources such as the sale of its common stock. Star can provide no assurance that such efforts, if necessary, would be successful.

Star's business development strategy is prone to significant risks and uncertainties certain of which can have an immediate impact on its efforts to sustain a positive net cash flow and deter future prospects of production growth.

Star's financial condition, results of operations and the carrying value of its natural gas properties depends primarily upon the prices it receives for natural gas production and the quantity of that production. Natural gas prices historically have been volatile and are likely to continue to be volatile in the future. This price volatility can immediately affect Star's available cash flow which can in turn impact the availability of net cash flow for future capital expenditures. A drop in oil and natural gas prices could also incur a write down of the carrying value of the Company's properties as can a decrease in production. Star's future success will depend on the level of gas prices and the quantity of its production. Since production leads to the depletion of gas reserves, Star's ability to develop or acquire additional economically recoverable gas reserves is vital to its future success. Unless Star can obtain such additional reserves, its current production will continue to decline which will lead to a significant reduction in revenue.

Further, estimates of reserves and of future net revenue may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineer's estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective and engineering judgment. If these estimates of quantities, prices and costs prove inaccurate, and Star is unsuccessful in increasing its producing gas wells, and/or declines in and instability of gas prices occur, then write downs in the capitalized costs associated with its gas assets may be required. While the Company believes that the estimated proved gas reserves and estimated future net revenues are reasonable, there is no assurance that certain revisions will not be made in the future.

For the fiscal year ended December 31, 2003 Star realized a net profit from operations as a result of acquiring a working and net revenue interest in eight producing wells effective June 1, 2003 as compared to the prior year in which Star was without significant operations. Star incurred an increase in general and administrative expenses over the comparative periods due to the commencement of significant operations in June of 2003. Star believes that the immediate key to its ability to sustain profitably over the near term is an increase in oil and gas prices in combination with both a reduction in general and administrative expenses and production expenses. Should Star be able to realize this combination of price increases and expense decreases it will most likely continue to operate at a net profit in future periods.

Results of Operations

During the period from January 1, 2002 through December 31, 2003, Star was engaged in evaluating acquisition opportunities, purchasing a working interest in gas production, evaluating the operating efficiencies of the purchased wells and overseeing the operation of its oil and gas assets by an independent operator, Lewis. The operation and maintenance of Star's gas operations is wholly dependent on the services provided by Lewis. While the services provided by Lewis have proven adequate, the fact that Star is dependent on the operations of a third party to maintain its operations and produce revenue can restrict its ability to sustain a net profit.

Years ended December 31, 2003 and 2002

Gross Revenue

Gross revenue for the twelve month period ended December 31, 2003 increased to $25,505 from $0 for the comparable period ended December 31, 2002. Gas production revenue was first recognized in July of 2003 with the purchase of net revenue interests in eight gas producing wells situated on the Galvan Ranch, Webb County, Texas. The purchase of a production interest accounts for the recognition of revenues in the second half of the current period. Star expects to increase gross revenues over future periods.

Net Profit

Net profits for the twelve month period ended December 31, 2003 were $7,503 from a net loss of $3,945 for the comparable period ended December 31, 2002, a positive change of 290%. The realization of a net operating profit is due to the generation of production revenue and the management of general and administrative expenses. Star expects that its net profit will increase over future periods in the event that general and administrative and production expenses remain relatively consistent

Expenses

General and administrative expenses for the twelve month period ended December 31, 2003 increased to $6,327 from $3,945 for the comparable period ended December 31, 2002, an increase of 60%. The increase in general administrative expenses is primarily attributed to accounting expenses related to the acquisition of an interest in the Galvan Ranch wells. Star anticipates that general and administrative expenses will remain relatively consistent over future periods.

Depletion expenses for the annual periods ended December 31, 2003, and December 31, 2002 were $3,000 and $0 respectively.

Direct production expenses for the annual periods ended December 31, 2003, and December 31, 2002 were $8,675 and $0 respectively. Direct production expenses include the cost of maintaining the wells, miscellaneous expenses for soap, solvent, gasoline or electricity and expenses such as those incurred in swabbing, dozer work or rig time. The increase in direct production costs can be attributed to Star's acquisition of an interest in the Galvan Ranch wells in June 2003. Star expects that direct production expenses will remain relatively consistent with gross production over future periods.

Income Tax Expense (Benefit)

Star has an income tax benefit resulting from start up costs that will offset its operating profit.

Impact of Inflation

Star believes that inflation has had a negligible effect on operations over the past three years. Star believes that it can offset inflationary increases in maintenance costs by increasing revenue and improving operating efficiencies.

Liquidity and Capital Resources

Cash flow used in operations for the twelve month period ended December 31, 2003 was $63 as compared to cash flow used in operations of $50 for the comparable period ended December 31, 2002, an increase of 26%. The increase in cash flow used in operations over the comparative periods is primarily attributed to cash used to reduce payables and pre-pay production costs for the month of January 2004. Since Star expects that the net profit will increase in future periods, it believes that the cash flow used in operations for year ended 2003 are not necessarily indicative of future expectations of cash flow.

Cash flow used in investing activities for the twelve month period ended December 31, 2003 was $90,000 as compared to $0 for the year ended December 31, 2002. The investment activities in 2003 related to the acquisition of eight gas producing wells on the Galvan Ranch in Webb County, Texas.

Cash flow provided by financing was $99,564 for the year ended December 31, 2003 as compared to $0 for the year ended December 31, 2002. The financing completed in March of 2003 was implemented as a means to fund Star's acquisition of the Galvan Ranch properties. Star's private placement authorized the issuance of 5,000,000 shares of common stock at a price of $0.02 per share.

Star has a working capital surplus of $11,431 as of December 31, 2003 and has funded its cash needs since inception with revenues generated from operations, debt instruments and private placements. Existing working capital and anticipated cash flow are expected to be sufficient to fund operations in 2004. However there can be no assurance that Star will generate sufficient cash flows to fund operations. Star had no lines of credit or other bank financing arrangements as of December 31, 2003. Since any earnings, if realized, are anticipated to be reinvested in operations, cash dividends are not expected to be paid in the foreseeable future. Commitments for future capital expenditures were not material at year-end. Star has no defined benefit plan or contractual commitment with any of its officers or directors.

Star has no current plans for the purchase or sale of any plant or equipment.

Star has no current plans to make any changes in the number of employees.

Critical Accounting Policies and Estimates

Accounting for Oil and Gas Property Costs. As more fully discussed in Note 1 to the Financial Statements, Star (i) follows the successful efforts method of accounting for the costs of its gas properties, (ii) amortizes such costs using the units of production method, and (iii) applies a quarterly ceiling test. Adverse changes in conditions (primarily gas price declines) could result in permanent write-downs in the carrying value of gas properties as well as non-cash charges to operations that would not affect cash flows.

Estimates of Proved Oil and Gas Reserves. An independent petroleum engineer annually estimates Star's proven reserves. Reserve engineering is a subjective process that is dependent upon the quality of available data and the interpretation thereof. In addition, subsequent physical and economic factors such as the results of drilling, testing, production and product prices may justify revision of such estimates. Therefore, actual quantities, production timing, and the value of reserves may differ substantially from estimates. A reduction in proved reserves would result in an increase in depreciation, depletion and amortization expense.

Estimates of Asset Retirement Obligations. In accordance with SFAS No 143, Star makes estimates of future costs and the timing thereof in connection with recording its future obligations to plug and abandon wells. Estimated abandonment dates will be revised in the future based on changes to related economic lives, which vary with product prices and production costs. Estimated plugging costs may also be adjusted to reflect changing industry experience. Increases in operating costs and decreases in product prices would increase the estimated amount of the obligation and increase depreciation, depletion and amortization expense. Cash flows would not be affected until costs to plug and abandon were actually incurred.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This Form 10-KSB/A includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this Form 10-KSB/A, other than statements of historical facts, address matters that Star reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of Star. These forward looking statements may relate to such matters as anticipated financial performance, future revenue or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters. When used in this report, the words “may,” “will,” ”expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” and similar expressions are intended to identify forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1034 regarding events, conditions, and financial trends that may affect the Star’s future plans of operations, business strategy, operating results and financial position. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. To comply with the terms of the safe harbor, Star caution readers that a variety of factors could cause its actual results to differ materially from the anticipated results or other matters expressed in its forward-looking statements.

These risks and uncertainties, many of which are beyond Star’s control, include (i) the sufficiency of existing capital resources and Star’s ability to raise additional capital to fund cash requirements for future operations; (ii) uncertainties involved in the rate of growth or decline in Star’s gas production; (iii) the ability of Star to achieve and maintain a sufficient energy reserves to fund and maintain operations; (iv) volatility of the stock market; and (v) general economic conditions. Although Star believes the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect.

ITEM 7. FINANCIAL STATEMENTS

The Company’s audited financial statements for the periods ended December 31, 2003 and 2002 are attached hereto as F-1 through F-19.

STAR ENERGY CORPORATION

INDEX

INDEPENDENT AUDITORS' REPORT

To the Stockholders' and
Board of Directors of
Star Energy Corporation

We have audited the accompanying balance sheets of Star Energy Corporation, as of December 31, 2003 and 2002 and the related statements of operations, stockholders' (deficit) equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Star Energy Corporation, as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

JONES SIMKINS, P.C.
Logan, Utah
April 1, 2004

STAR ENERGY CORPORATION

BALANCE SHEETS

December 31, 2003 and 2002

ASSETS		2003	2002
Current assets:			
Cash	$	9,505	4
Accounts receivable		5,554	-
Prepaid expense		2,009	-
Total current assets	$	17,068	4
Oil and gas properties, net (successful efforts method)		89,000	-
Total assets		106,068	4
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)			
Current liabilities:			
Accounts payable	$	3,137	6,140
Related party payable		2,500	2,500
Total current liabilities		5,637	8,640
Asset retirement obligation		2,000	-
Commitments and contingencies (note 10)			
Stockholders' equity (deficit)			
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued and outstanding		-	-
Common stock, $.001 par value, 45,000,000 shares authorized, 6,312,500 and 1,312,500 shares issued and outstanding, respectively		6,312	1,312
Additional paid-in capital		102,614	8,050
Accumulated deficit		(10,495)	(17,998)
Total stockholders' equity (deficit)		98,431	(8,636)
Total liabilities and stockholders' equity (deficit)	$	104,068	4

The accompanying notes are an integral part of these financial statements

STAR ENERGY CORPORATION

STATEMENTS OF OPERATIONS

Years Ended December 31, 2003 and 2002

		2003	2002
Oil and gas revenues	$	25,505	-
Operating expenses:			
Production costs		8,675	-
Depletion expense		3,000	-
General and administrative costs		6,327	3,945
		18,002	3,945
Income (loss) from operations		7,503	(3,945)
Provision for income taxes		-	-
Net income (loss)	$	7,503	(3,945)
Loss per common share - basic and diluted	$	-	-
Weighted average common shares - basic and diluted		6,107,000	1,313,000

The accompanying notes are an integral part of these financial statements

STAR ENERGY CORPORATION
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Years Ended December 31, 2003 and 2002

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at January 1, 2002	-	$ -	1,312,500	$ 1,312	$ 8,050	$ (14,053)	$ (4,691)
Net loss	-	-	-	-	-	(3,945)	(3,945)
Balance at December 31, 2002	-	-	1,312,500	1,312	8,050	(17,998)	(8,636)
Issuance of common stock for cash	-	-	5,000,000	5,000	94,564	-	99,564
Net income	-	-	-	-	-	7,503	7,503
Balance at December 31, 2003	-	$ -	6,312,500	$ 6,312	$ 102,614	$ (10,495)	$ 98,431

The accompanying notes are an integral part of these financial statements

STAR ENERGY CORPORATION

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003 and 2002

		2003	2002
Cash flows from operating activities:			
Net income (loss)	$	7,503	(3,945)
Adjustments to reconcile net income (loss) to net cash used in operating activities:			
Depletion		3,000	-
Stock compensation expense		-	-
(Increase) decrease in:			
Accounts receivable		(5,554)	-
Prepaid expense		(2,009)	-
Increase (decrease) in:			
Accounts payable		(3,003)	3,895
Net cash used in operating activities		(63)	(50)
Cash flows from investing activities:			
Purchase of oil and gas properties		(90,000)	-
Net cash used in investing activities		(90,000)	-
Cash flows from financing activities:			
Issuance of common stock		99,564	-
Net cash provided by financing activities		99,564	-
Net increase (decrease) in cash		9,501	(50)
Cash, beginning of year		4	54
Cash, end of year	$	9,505	4

The accompanying notes are an integral part of these financial statements

STAR ENERGY CORPORATION
NOTES TO FINANCIALS
December 31, 2003 and 2002

Note 1 – Organization and Summary of Significant Accounting Policies

Organization

The Company was organized under the laws of the State of Nevada on December 7, 1999. The Company is primarily engaged in the business of selling oil and gas produced from its oil and gas properties, as well as acquiring, developing and selling oil and gas properties to companies located in the continental United States. The Company's principal operations began in June 2003 when it purchased an interest in eight oil and gas producing wells.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Oil and Gas Producing Activities

The Company utilizes the successful efforts method of accounting for its oil and gas producing activities. Under this method, all costs associated with productive exploratory wells and productive or nonproductive development wells are capitalized while the costs of nonproductive exploratory wells are expensed.

If an exploratory well finds oil and gas reserves, but a determination that such reserves can be classified as proved is not made after one year following completion of drilling, the costs of drilling are charged to operations. Indirect exploratory expenditures, including geophysical costs and annual lease rentals are expensed as incurred. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drillings and average holding period. Capitalized costs of producing oil and gas properties after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the units-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives. The Company evaluates purchases for potential intangible items. However, all intangible items have been determined to be insignificant.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization with a resulting gain or loss recognized in income.

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Oil and Gas Producing Activities (continued)

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Income Taxes

Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to deferred start-up costs incurred during the Company's development stage activities prior to 2003. For income tax purposes start-up costs are deferred until the Company begins generating revenue, at which time the costs are then amortized.

Revenue Recognition

Revenue is recognized from oil sales at such time as the oil is delivered to the buyer. Revenue is recognized from gas sales when the gas passes through the pipeline at the well head. The Company believes that both oil and gas revenues should be recognized at these times because ownership of the oil and gas generally passes to the customer at these times. Management believes that this policy meets the criteria of *Staff Accounting Bulletin 101* in that there is persuasive evidence of an existing contract or arrangement, delivery has occurred, the price is fixed and determinable and collectibility is reasonably assured.

The Company does not have any gas balancing arrangements.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the year. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. The Company does not have any stock options or warrants outstanding at December 31, 2003 and 2002.

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Stock Based Compensation

The Company accounts for stock options granted to employees under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". If the provisions of SFAS 123 had been used, the Company's results of operations for the years ended December 31, 2003 and 2002 would not have changed from the amounts reported on the statements of operations, because the Company has never granted any stock options.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the estimated remaining life in measuring whether the assets are recoverable.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions primarily related to oil and gas property reserves and prices, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STAR ENERGY CORPORATION
NOTES TO FINANCIALS
December 31, 2003 and 2002

Note 2 – Oil and Gas Properties

Oil and gas properties consist of the following at December 31, 2003:

Oil and gas properties (successful efforts method)	$	90,000
Capitalized costs related to asset retirement obligation		2,000
		92,000
Less accumulated depletion and amortization		(3,000)
	$	89,000

Note 3 – Asset Retirement Obligation

During the year ended December 31, 2003, the Company adopted the provisions of SFAS 143 “Accounting for Asset Retirement Obligations” which requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. The Company has recognized a liability based on the present value of the estimated costs related to its obligation to plug and abandon the oil and gas wells it owns. The Company has also capitalized the costs of the liability through increasing the carrying amount of its oil and gas properties. The liability is accreted to its estimated present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company will settle the obligation for its recorded amount or incur a gain or loss upon settlement.

Because the Company’s oil and gas properties were acquired in June 2003, there was no cumulative effect on the adoption of SFAS 143.

Following is a reconciliation of the aggregate retirement liability associated with the Company’s obligation to plug and abandon its oil and gas properties as of December 31, 2003:

		2003
Balance at beginning of year	$	-
Additional obligations incurred		2,000
Accretion expense		-
Balance at end of year	$	2,000

STAR ENERGY CORPORATION
NOTES TO FINANCIALS
December 31, 2003 and 2002

Note 3 – Asset Retirement Obligation (continued)

Based on an engineering estimate of the retirement liability, reserves, and productive life of the wells as of December 31, 2003, the depreciation and accretion expense for 2003 was considered insignificant.

Note 4 – Income Taxes

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following:

		Years Ended December 31,	
		2003	2002
Income tax (expense) benefit at statutory rate	$	(1,000)	1,000
Change in valuation allowance		1,000	(1,000)
	$	-	-

Deferred tax assets are as follows at December 31:

		2003	2002
Start-up costs	$	2,000	3,000
Valuation allowance		(2,000)	(3,000)
	$	-	-

A valuation allowance has been recorded for the full amount of the deferred tax asset because it is more likely than not that the deferred tax asset will not be realized.

Note 5 – Supplemental Cash Flow Information

The Company paid no amounts for interest or income taxes during the years ended December 31, 2003 and 2002.

During the year ended December 31, 2003, the Company capitalized costs and recorded an asset retirement obligation in accordance with the implementation of SFAS No. 143 of $2,000, (see note 3).

Note 6 – Related Party Transactions

At December 31, 2003 and 2002, the Company has a related party payable of $2,500 due to an officer of the Company. The payable is unsecured, non-interest bearing and due on demand.

Note 7 – Stock Plan

The Company has adopted a benefit plan (the Plan). Under the Plan, the Company may issue shares of the Company's common stock or grant options to acquire the Company's common stock from time to time to employees, directors, officers, consultants or advisors of the Company on the terms and conditions set forth in the Plan. In addition, at the discretion of the Board of Directors, stock may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company but are not employees of the Company. As of December 31, 2003 and 2002, no stock options had been issued under this plan.

Note 8 – Fair Value of Financial Instruments

The Company's financial instruments consist of cash, receivables, and payables. The carrying amount of cash, receivables, and payables approximates fair value because of the short-term nature of these items.

Note 9 – Reverse Common Stock Split

Effective November 18, 2002, the Company approved a 1-for-5 reverse common stock split. All common share amounts and per share information have been retroactively adjusted to reflect this common stock split in the accompanying financial statements.

Note 10 – Commitments and Contingencies

Risks and Uncertainties

The Company's oil and gas reserves are continually declining, which will eventually result in a reduction of the amount of oil and gas produced, oil and gas revenues and cash flows. The Company plans to replace reserves through both drilling and acquisitions, however, there is no assurance that oil and gas reserves can be located through drilling or acquisition or that even if reserves are located, that such reserves will allow the recovery of all or part of the investment made by the Company to obtain these reserves.

Note 10 – Commitments and Contingencies (continued)

The Company's carrying cost of its oil and gas properties are subject to possible future impairment based on the estimated future cash flows of these properties. These estimated future cash flows are in turn subject to oil and gas prices that are subject to fluctuations and, as a consequence, no assurance can be given that oil and gas prices will decrease, increase or remain stable.

Environmental Regulation

Various federal, state and local laws and regulations covering discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and the costs of its oil and gas exploitation, development and production operations. The Company does not anticipate that it will be required in the near future to expend amounts material in relation to the financial statements taken as a whole by reason of environmental laws and regulations. Because these laws and regulations are constantly being changed, the Company is unable to predict the conditions and other factors, over which it does not exercise control, that may give rise to environmental liabilities affecting the Company.

Note 11 – Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This new statement changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity or classifications between liabilities and equity in a section that has been known as "mezzanine capital." It requires that those certain instruments be classified as liabilities in balance sheets.

Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 did not have any impact on the Company's financial statements.

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003, with certain exceptions. The adoption of SFAS did not have any effect on the Company's financial statements.

Note 11 – Recent Accounting Pronouncements (continued)

In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses consolidation by business enterprises of variable interest entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has not identified and does not expect to identify any variable interest entities that must be consolidated. Company has not identified and does not expect to identify any variable interest entities that must be consolidated.

In December 2002, the Financial Accounting Standards Board issued SFAS 148 "Accounting for Stock-Based Compensation - Transition and Disclosure – an amendment of FASB Statement 123," which is effective for all fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation under SFAS 123 from intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion 25. SFAS 148 also changes the disclosure requirement of SFAS 123, requiring a more prominent disclosure of the pro-forma effect of the fair value based method of accounting for stock-based compensation. The adoption of SFAS 148 by the Company did not have any impact on the Company's financial statements and is not expected to have any impact on future operations.

STAR ENERGY CORPORATION
SCHEDULE OF SUPPLEMENTARY
ON OIL AND GAS OPERATIONS
December 31, 2003

Capitalized Costs Relating to Gas Producing Activities

Proved oil and gas properties and related equipment	$	90,000
Unproved oil and gas properties		-
Capitalized costs related to asset retirement obligation		2,000
Subtotal		92,000
Accumulated depreciation, depletion and amortization and valuation allowances		(3,000)
	$	89,000

Costs Incurred in Oil and Gas Acquisition, Exploration and Development Activities

Acquisition of properties:		
Proved	$	92,000
Unproved	$	-
Exploration costs	$	-
Development costs	$	-

STAR ENERGY CORPORATION
SCHEDULE OF SUPPLEMENTARY
ON OIL AND GAS OPERATIONS
December 31, 2003

Results of Operations for Producing Activities

Oil and gas – sales	$	25,505
Production costs net of reimbursements		(8,675)
Exploration costs		-
Depreciation, depletion and amortization and valuation provisions		(3,000)
Net income before income taxes		13,830
Provision for income taxes		(2,000)
Results of operations from producing activities (excluding corporate overhead and interest costs)	$	11,830

STAR ENERGY CORPORATION
SCHEDULE OF SUPPLEMENTARY
ON OIL AND GAS OPERATIONS
December 31, 2003

Reserve Quantity Information (Unaudited)

The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon on appraisal of the proved developed properties by H. Ilkin Bilgesu Ph.D., P.E. Such estimates are inherently imprecise and may be subject to substantial revisions.

All quantities shown in the table are proved developed reserves and are located within the United States.

	Oil (bbls)	Gas (mcf)
Proved developed and undeveloped reserves:		
Beginning of year	-	-
Revision in previous estimates	-	-
Discoveries and extension	-	-
Purchase in place	-	168,709
Production	-	(5,048)
Sales in place	-	-
End of year	-	163,661

All of the Company's reserves are proved developed reserves.

STAR ENERGY CORPORATION
SCHEDULE OF SUPPLEMENTARY
ON OIL AND GAS OPERATIONS
December 31, 2003

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves (Unaudited)

Future cash inflows	$ 817,000
Future production and development costs	(546,000)
Future asset retirement obligation	(4,000)
Future income tax expenses	(53,000)
	214,000
10% annual discount for estimated timing of cash flows	(112,000)
Standardized measure of discounted future net cash flows	$ 102,000

The preceding table sets forth the estimated future net cash flows and related present value, discounted at a 10% annual rate, from the Company's proved reserves of oil, condense and gas. The estimated future net revenue is computed by applying the year end prices of oil and gas (including price changes that are fixed and determinable) and current costs of development production to estimated future production assuming continuation of existing economic conditions. The values expressed are estimates only, without actual long-term production to base the production flows, and may not reflect realizable values or fair market values of the oil and gas ultimately extracted and recovered. The ultimate year of realization is also subject to accessibility of petroleum reserves and the ability of the Company to market the products.

STAR ENERGY CORPORATION
SCHEDULE OF SUPPLEMENTARY
ON OIL AND GAS OPERATIONS
December 31, 2003

Changes in the Standardized Measure of
Discounted Future Cash Flows (Unaudited)

Balance, beginning of year	$	-
Sales of oil and gas produced net of production costs		(18,000)
Net changes in prices and production costs		-
Extensions and discoveries, less related costs		-
Purchase and sales of minerals in place		120,000
Revisions of estimated development costs		-
Revisions of previous quantity estimate		-
Accretion of discount		-
Net changes in income taxes		-
Balance, end of year	$	102,000

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Star has had no changes in or disagreements with its accountants, as to accounting or financial disclosure over the two most recent fiscal years.

ITEM 8A. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 ("Exchange Act"), as of December 31, 2003. Based on this evaluation, our principal executive officer and our principal financial officer concluded that, as of the end of the period covered by this report, our disclosure controls and procedures were effective and adequately designed to ensure that the information required to be disclosed by us in the reports we submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms and that such information was accumulated and communicated to our chief executive officer and chief financial officer, in a manner that allowed for timely decisions regarding required disclosure.

(b) Changes in Internal Controls

During the period ended December 31, 2003, there has been no change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect our internal control over financial reporting.

PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following individual constitutes all of Star's executive officers and directors as of January 31, 2005.

Name	Age	Position
Dr. Nafi Onat	58	Chief Executive Officer and Director
Ruairidh Campbell	41	Chief Financial Officer and Director

Dr. Nafi Onat, was elected as an officer and director of Star on November 25, 2002. He estimates that he will spend approximately 5 hours per month, on Star's business during the next 12 months. Dr. Onat will serve until the next annual meeting of Star's shareholders and his successor is elected and qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.

Dr. Onat graduated from the Middle East Technical University with Bachelor of Science and Master of Science degrees in Petroleum Engineering and then from the Colorado School of Mines with a Doctorate in Petroleum Engineering. Dr. Nafi's experience includes the position of manger of operations for Wenner Petroleum Corporation, a Denver based oil and gas producer and as a consultant for Resource Services International, a petroleum engineering consulting firm located in Denver. Since 1997, Dr. Onat has worked as a consultant for his own consulting firm, Sure Engineering, L.L.C. Dr. Onat's current consulting work includes domestic and international coal bed methane projects, reserve evaluations, well completions and production optimization.

Ruairidh W. Campbell, was elected as an officer and director of Star on December 10, 1999. He estimates that he will spend approximately 10 hours per month, on Star's business during the next 12 months. Mr. Campbell also has significant responsibilities with other companies, as detailed in the following paragraph. He will serve until the next annual meeting of the Company's shareholders and his successor is elected and qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.

Mr. Campbell graduated from the University of Texas at Austin with a Bachelor of Arts in History and then from the University of Utah College of Law with a Juris Doctorate with an emphasis in corporate law, including securities and taxation. Over the past five years he has been an officer and director of several public companies: Allied Resources Inc., an oil and gas production company from June 1998 to present (chief executive officer, chief financial officer and director), Montana Mining Corp., a mineral exploration company from December 1999 to present (chief executive officer, chief financial officer and director, InvestNet, Inc., currently a provider of software solutions for Chinese business organizations from February 2000 to March 2004 (chief executive officer, chief financial officer February 2000 until December 2003, director February 2000 until March 2004), WWA Group, Inc., formerly NovaMed, Inc., an international industrial equipment auction company, formally a manufacturer of medical devices from April 1995 to August 2003 (chief executive officer, chief financial officer and director), Montana Mining Corp., a mineral exploration company from December 1999 to present, Secured Data, formerly EnterNet, Inc., an inactive company, formerly an internet retailer of vitamin products from February 2000 to July 2001(chief executive officer, chief financial officer and director) and Canadian Metals Exploration Ltd., formerly Bren Mar Resources, Ltd., a Canadian mineral resource development company from February 1995 to May 2001 (chief executive officer, chief financial officer and director).

No other persons are expected to make any significant contributions to Star who are not executive officers or directors of Star.

Board of Directors Committees

The board of directors has not yet established an audit committee or a compensation committee. An audit committee typically reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendations and performance of independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. Certain stock exchanges currently require companies to adopt formal written charter that establishes an audit committee that specifies the scope of an audit committee's responsibilities and the means by which it carries out those responsibilities. In order to be listed on any of these exchanges, Star would be required to establish an audit committee.

The board of directors has not yet established a compensation committee.

Directors currently are not reimbursed for out-of-pocket costs incurred in attending meetings and no director receives any compensation for services rendered as a director. The Company does not believe that it will adopt a provision for compensating directors in the future.

Compliance with Section 16(A) of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 furnished to Star, the Star is aware of certain persons who during the fiscal year ended December 31, 2003 were directors, officers, or beneficial owners of more than ten percent of the common stock of Star who failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during such fiscal year as follows:

Dr. Nafi Onat failed to timely file a Form 3 or Form 5 disclosing his appointment as a director and as an officer of the Star.

Ruairidh Campbell failed to timely file a Form 3, Form 4 or Form 5 disclosing his appointment as a director, officer and shareholder owning in excess of 10% of the Star's common stock.

Code of Ethics

Star has adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934. The Code of Ethics applies to directors and senior officers, such as the principal executive officer, principal financial officer, controller, and persons performing similar functions. Star has incorporated a copy of its Code of Ethics as Exhibit 14 to this Form 10-KSB/A. Further, Star's Code of Ethics is available in print, at no charge, to any security holder who requests such information by contacting Star.

ITEM 10. EXECUTIVE COMPENSATION

The following table provides summary information for the years 2003, 2002 and 2001 concerning cash and non-cash compensation paid or accrued by the Company to or on behalf of the president and the only other employee to receive compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation			
					Awards		Payouts	
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs (#)	LTIP payouts ($)	All Other Compensation ($)
Dr. Nafi Onat, Chief Executive Officer and Director	2003 2002 2001	- - -	- - -	- - -	- - -	- - -	- - -	- - -
Ruairidh Campbell Chief Financial Officer and Director	2003 2002 2001	- - -	- - -	- - -	- - -	- - -	- - -	- - -

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2005 the number and percentage of outstanding shares of common stock which, according to the information supplied to Star, that were beneficially owned by (i) each current director of Star, (ii) each current executive officer of Star, (iii) all current directors and executive officers of Star as a group, and (iv) each person who, to the knowledge of Star, is the beneficial owner of more than 5% of Star's outstanding common stock. Except as otherwise indicated, the persons named in the table below have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws (where applicable).

Title of Class	Name And Address of Beneficial Owner	Amount And Nature of Beneficial Ownership	Percent of Class
Common Stock	Dr. Nafi Onat, chief executive officer and director 8268 S. Jasmine Court Englewood, Colorado 80112	5,000	<1%
Common Stock	Ruairidh Campbell, chief financial officer and director 3310 Werner Avenue Austin, Texas 78722	600,000	9.5%
Common Stock	All Executive Officers and Directors as a Group	605,000	9.5%

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 10, 1999 the Star issued 100,000 (post one for five reverse split (1:5) effective November 18, 2002) shares of common stock to Ruairidh Campbell an officer and director, at par value of $0.001, for a total of $500.

On January 12, 2000, the Company issued 500,000 (post one for five reverse split (1:5) effective November 18, 2002) shares of common stock to Ruairidh Campbell in exchange for services rendered in preparing documentation related to the submission of a 10-SB filing with the Commission.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits required to be attached by Item 601 of Regulation S-B are listed in the Index to Exhibits on page 19 of this Form 10-KSB, and are incorporated herein by this reference.

(b) Reports on Form 8-K. Star filed no reports on Form 8-K for the fourth quarter ended December 31, 2003.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Jones Simkins, P.C. provided audit services to Star in connection with its annual report for the fiscal years ended December 31, 2003 and 2002. The aggregate fees billed by Jones Simkins, P.C. for the audit of Star's annual financial statements and a review of Star's quarterly financial statements were $ 4,092 and $ 2,990 respectively.

Audit Related Fees

Jones Simkins, P.C. billed to Star no fees in each of 2003 and 2002 for professional services that are reasonably related to the audit or review of Star's financial statements that are not disclosed in "Audit Fees" above.

Tax Fees

Jones Simkins, P.C. billed to Star fees of $ 600 in 2003 and $ 0 in 2002 for professional services rendered in connection with the preparation of Star's tax returns for the respective periods.

All Other Fees

Jones Simkins, P.C. billed Star no fees in each of 2003 and 2002 for other professional services rendered or any other services not disclosed above.

Audit Committee Pre-Approval

Star does not have a standing audit committee. Therefore, all services provided to Star by Jones Simkins, P.C. as detailed above, were pre-approved by Star's board of directors. Jones Simkins, P.C. performed all work only with their permanent full time employees.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 31st day of January, 2005.

Star Energy Corporation

/s/ Dr. Nafi Onat
Name: Dr. Nafi Onat
Title: Chief Executive Officer and Director

/s/Ruairidh Campbell
Name: Ruairidh Campbell
Title: Chief Financial Officer and Director

Signature	**Title**	**Date**
/s/ Dr. Nafi Onat Dr. Nafi Onat	Chief Executive Officer and Director	January 31, 2005
/s/ Ruairidh Campbell Ruairidh Campbell	Chief Financial Officer and Director	January 31, 2005

INDEX TO EXHIBITS

EXHIBIT NO.	PAGE NO.	DESCRIPTION
3(i)(a)	*	Articles of Incorporation of Star (incorporated by reference from the Form 10-SB filed with the Securities and Exchange Commission on February 3, 2000).
3(i)(b)	*	Amended Articles of Incorporation of Star (incorporated by reference from the Form 10-KSB filed with the Securities and Exchange Commission on March 11, 2003).
3(ii)	*	Bylaws of Star (incorporated by reference from the Form 10-SB filed with the Securities and Exchange Commission on February 3, 2000).
10(i)	*	Assignment and Bill of Sale between the Star and Monument Resources, Inc. in connection with that acquisition of the Galvan Ranch wells interest (incorporated by reference from the Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2003).
14	*	Code of Ethics adopted March 1, 2004 (incorporated by reference from the Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2004).
31(a)	20	Certification of the Chief Executive Officer pursuant to Rule 13a-14 of the Securities and Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31(b)	21	Certification of the Chief Financial Officer pursuant to Rule 13a-14 of the Securities and Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32(a)	22	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32(b)	23	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

* Incorporated by reference from previous filings of Star.